EXHIBIT 10.3
Professional Veterinary Products, Ltd.
Supplemental Executive Retirement Plan
The Professional Veterinary Products, Ltd. Supplemental Executive Retirement Plan (the “Plan”), established January 1, 2003, and as amended and restated effective January 1, 2006, by Professional Veterinary Products, Ltd. (the “Company”), to provide supplemental retirement benefits to key employees of the Company, is hereby further amended and restated effective January 1, 2009.
Section 1. Definitions
The following terms shall have the meanings set forth below:
     1.1 “Actuarial Equivalent” means the equality in value of the aggregate amount of benefit payments expected to be received under different forms or at different times computed on the basis of the mortality assumptions of the 94 GAM and an interest rate equal to eight percent (8%) per annum. The calculation of any actuarial equivalent benefit amount required by the Plan shall be made under the foregoing assumptions by the actuary appointed by the Committee, and such calculation shall be final and conclusive.
     1.2 “Board” means the Board of Directors of the Company.
     1.3 “Change in Control” means a qualifying change in the ownership of the Company’s capital stock or its assets, whether by reason of purchase, merger or otherwise, as follows:
(a)	In the case of a change in ownership involving the Company’s capital stock, the acquisition by a person, or more than one person acting as a group as defined in Income Tax Regulation § 1.409A-3(i)(5)(v)(B), of capital stock of the Company that, together with the stock held at that time by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the capital stock of the Company; provided, however, the acquisition of additional capital stock by any one person, or more than one person acting as a group, who is considered as owning more than fifty percent (50%) of the total fair market value or total voting power of the Company, shall not constitute or result in a qualifying change in ownership of the Company’s capital stock as described in this Section 1.3(a); provided, further, an increase in the percentage of capital stock owned by any one person, or persons acting as a group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of capital stock for purposes of this Section 1.3(a). A transaction involving the transfer of the Company’s capital stock shall be treated as resulting in a qualifying change in ownership under this Section 1.3(a) only if, after the transfer of stock, stock in the Company remains outstanding after the transaction.

(b)	In the case of a change in ownership involving the Company’s assets, the acquisition of assets of the Company within a 12 month period ending on the date of the most recent asset acquisition, by a person, or more than one person acting as a group as defined in Income Tax Regulation § 1.409A-3(i)(5)(v)(B), that have a total gross fair market value equal to eighty percent (80%) or more of the total fair market value of all of the assets of the Company, as determined without regard to any liabilities associated with the assets being acquired or the total assets of the Company; provided, however, a sale or transfer of Company assets to: (1) a shareholder of the Company in exchange for its stock; (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly by the Company; (3) any person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of the outstanding capital stock of the Company; or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the preceding clause (3), shall not constitute or result in a qualifying change in ownership of the assets of the Company as described in this Section 1.3(b).
     1.4 “Committee” means the Executive Committee of the Board.
     1.5 “Monthly Benefit” means a benefit payable each month to a Participant or the Participant’s designated beneficiary as determined under the provisions of this Plan.
     1.6 “Monthly Pay” means the monthly average of the Participant’s base salary that is paid by the Company for the final consecutive 36-month period of employment with the Company. Bonuses or incentive compensation, fringe benefits, deferred compensation, welfare plan benefits and noncash remuneration shall not be considered as part of the Participant’s base salary for this purpose. Any salary reduction contributions by the Participant to a Section 401(k) plan or Section 125 plan maintained by the Company shall be included in the Participant’s base salary.
     1.7 “Normal Retirement Date” means the Social Security Full Retirement Age.

     1.8 “Participant” means a highly compensated or management employee designated by the Board as being eligible to participate in the Plan. References herein to the “CEO-Participant” shall mean and only include the Participant who served as the Chief Executive Officer of the Company on January 1, 2006.
     1.9 “Permanent Disability” or “Permanently Disabled” shall be any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months. A Participant shall be deemed to be Permanently Disabled if determined to be totally disabled by the Social Security Administration and entitled to receive disability benefits under the federal Social Security Act.
     1.10 “Plan” means this Supplemental Executive Retirement Plan as amended from time to time.
     1.11 “Plan Year” means the calendar year.
     1.12 “Separation from Service” or “Separate from Service” means the death, retirement or other termination of the Participant’s employment with the Company and any affiliate of the Company; provided, however, an employment relationship with the Company is not terminated when the Participant is on military leave, sick leave or an approved leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period that the Participant retains a right to reemployment with the Company under applicable law or any employment contract. For this purpose, a Participant shall be deemed to have a Separation from Service on the date that the level of services the Participant would perform after such date would permanently decrease to a level that is less than fifty percent (50%) of the average level of bona fide services performed by the Participant for the Company during the immediately preceding thirty-six (36) month period.
     1.13 “Years of Service” means the 12-consecutive month period commencing on the Participant’s employment commencement date with the Company and each 12-month anniversary thereof in which the Participant remains in continuous service as an employee of the Company. Continuous service as an employee of the Company shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Board provided such leave does not exceed ninety (90) days unless employment upon the expiration of such leave is guaranteed by contract or statute.

Section 2. Participation
The Board of Directors shall designate from time to time the key employees who shall be added as Participants in this Plan. Participation of a designated key employee shall be effective on the January 1 or other date determined by the Board of Directors following such designation.
Section 3. Administration
The Committee shall administer the Plan and shall have all discretionary authority as may be necessary or appropriate to administer the Plan.
     3.1 Actions of Committee. The Committee shall act by a majority of its members at the time in office, and such action may be taken either by a vote at a meeting or in writing without a meeting. The Committee shall authorize any one or more of its members to execute any document or documents on behalf of the Committee. The Committee, by written instrument signed by it, may designate other persons to carry out any of its duties and responsibilities. However, the duties and responsibilities of such position shall be carried out only by appropriate officers and employees of the Company.
     3.2 Authority of Committee. The Committee shall exercise such discretionary authority and responsibility as it deems appropriate in order to administer the Plan and to comply with the Internal Revenue Code and other applicable laws, including any documents and notifications required to be given to Participants and beneficiaries.
(a)	The Committee shall, in carrying out the Committee’s administration hereunder, have absolute discretion, and any decision by the Committee shall be final and bind all parties to the Plan. The Committee’s discretionary duties and powers shall include, but not be limited to the following:
i.	To construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

ii.	To prescribe procedures to be followed by Participants or beneficiaries filing applications for benefits and to establish claims procedures for the Plan;

iii.	To prepare and distribute information explaining the Plan;

iv.	To receive from the Participants such information as shall be necessary for the proper administration of the Plan;

v.	To receive, review and keep on file (as it deems convenient or proper) reports of the financial condition, and of the receipts and disbursements; and

vi.	To appoint advisors, claims administrators and legal counsel, to render advice with regard to any responsibility of the Committee under the Plan or to assist in the administration of the Plan.
     3.3 Adoption of Rules. The Committee may adopt such rules as it deems necessary, desirable or appropriate in the administration of the Plan, including the establishment and administration of the Plan’s claims procedures.
Section 4. Benefits
     4.1 Retirement Benefit. For each Participant other than the CEO-Participant, upon Separation from Service at or after the Participant’s Normal Retirement Date, the Participant shall receive a Monthly Benefit commencing on the first day of the month following the Participant’s Normal Retirement Date and payable for life, with a period of 10 years certain, equal to 35% of the Participant’s Monthly Pay. For the CEO-Participant, upon Separation from Service at or after his Normal Retirement Date, the CEO-Participant shall receive a Monthly Benefit commencing on the first day of the month following the CEO-Participant’s Normal Retirement Date and payable for life, with a period of 15 years certain, equal to 60% of his Monthly Pay If a Participant continues employment and does not Separate from Service until after the Participant’s Normal Retirement Date: a) the provisions of Section 4.3 herein shall apply and b) the period of 10 years certain (15 years certain in the case of the CEO-Participant) shall be reduced by the number of years which Participant works for the Company after his Normal Retirement Date. Thus, for example purposes only, if a Participant other than the CEO-Participant works 4 years after the Normal Retirement Date, the Monthly Benefit calculated according to Section 4.3 shall commence on the first day of the month following Participant’s actual retirement date and payable for life, with a period of 6 years certain. If the Participant has less than 10 Years of Service upon his Separation from Service at or after the Participant’s Normal Retirement Date, the Monthly Benefit will be reduced by 10% for each Year of Service less than 10.
     4.2 Separation from Service Prior to Normal Retirement Date. A Participant who Separates from Service at age 55 or later with at least 15 Years of Service, but prior to the Participant’s Normal Retirement Date, shall receive an Early Retirement Benefit. The Early Retirement Benefit shall be a Monthly Benefit commencing on the first day of the month following the Participant’s Separation from Service and payable for life, with a period of 10 years certain, equal to 35% of the Participant’s Monthly Pay multiplied by a fraction, the numerator of which shall be the actual Years of Service (including fractional years) with the Company and denominator of which shall be the number of Years of Service (including fractional years) that the Participant would have completed had he remained in continuous employment with the Company through the Participant’s Normal Retirement Date; provided, however, the Early Retirement Benefit of the CEO-Participant shall be a Monthly Benefit payable for life, with a period of 15 years certain, equal to 60% of the CEO-Participant’s Monthly Pay multiplied by a fraction, the numerator of which shall be the actual Years of Service (including fractional years) with the Company and denominator of which shall be the number of Years of Service (including fractional years) that the CEO-Participant would have completed had he remained in continuous employment with the Company through his Normal Retirement Date. The Monthly Benefit payable as the Early Retirement Benefit will be further reduced to reflect the early payment of the benefit prior to the Normal Retirement Date so that the monthly payment is the Actuarial Equivalent of the monthly payment that would be paid at the Participant’s Normal Retirement Date.
Except as provided in Sections 4.4 or 4.5, a Participant who Separates from Service before attaining age 55 and completing 15 Years of Service shall not be entitled to any benefits under this Plan.
     4.3 Separation from Service After Normal Retirement Date. In the event a Participant Separates from Service after the Participant’s Normal Retirement Date, the Participant’s Monthly Benefit shall be actuarially increased to the Actuarial Equivalent of the Monthly Benefit commencing on the Participant’s Normal Retirement Date.
     4.4 Disability Benefits. A Participant who becomes Permanently Disabled prior to his Separation from Service and has at least 5 Years of Service with the Company (“Disabled Participant”), shall receive a Monthly Benefit commencing on the first day of the month following the Participant’s Normal Retirement Date and payable for life, with a period of 10 years certain, equal to 35% of the Participant’s Monthly Pay, as determined on the date of the Participant’s Permanent Disability, multiplied by a fraction, the numerator of which shall be the Participant’s actual Years of Service (including fractional years) with the Company at the date of the Permanent Disability and the denominator of which shall be the number of Years of Service (including fractional years) that the Participant would have completed had he remained in continuous employment with the Company through the Participant’s Normal Retirement Date; provided, however, the disability benefit for the CEO-Participant shall be a Monthly Benefit commencing on the first day of the month following the

CEO-Participant’s Normal Retirement Date and payable for life, with a period of 15 years certain, equal to 60% of the CEO-Participant’s Monthly Pay, as determined on the date of the CEO-Participant’s Permanent Disability, multiplied by a fraction, the numerator of which shall be the CEO-Participant’s actual Years of Service (including fractional years) with the Company at the date of the Permanent Disability and the denominator of which shall be the number of Years of Service (including fractional years) that the CEO-Participant would have completed had he remained in continuous employment with the Company through the CEO-Participant’s Normal Retirement Date. If a Participant continues in employment with the Company after the Participant’s Normal Retirement Date and becomes Permanently Disabled after the Normal Retirement Date but before his Separation from Service, the Monthly Benefit shall begin the first day of the month following the date Participant became Permanently Disabled, and the period of 10 years certain (15 years certain in the case of the CEO-Participant) shall be reduced by the number of years which Participant worked for the Company beyond the Normal Retirement Date until he/she became Permanently Disabled. Thus, for example purposes only, if a Participant (other than the CEO-Participant) becomes Permanently Disabled while fully employed 3 years after his Normal Retirement Date, he shall receive a Monthly Benefit beginning the first day of the month following the date he became Permanently Disabled and payable for life, with a period of 7 years certain.
     4.5 Benefit Following a Change In Control. If a Participant’s Separation from Service (for reasons other than death, Permanent Disability, or Normal or Early Retirement) occurs within two (2) years following a Change in Control, the Company shall pay to the Participant in a single lump-sum payment within 75 days of such termination, an amount equal to the Actuarial Equivalent value of the Monthly Benefit that would have been paid at the Participant’s Normal Retirement Date, using the Participant’s Monthly Pay at the time of termination, multiplied by a fraction, the numerator of which shall be the actual Years of Service (including fractional years) with the Company and the denominator of which shall be the number of Years of Service (including fractional years) that the Participant would have completed had he remained in continuous employment with the Company through the Participant’s Normal Retirement Date.

     4.6 Survivor Benefit.
(a)	In the event a Participant dies while receiving benefits under the Plan and prior to receiving 120 monthly payments (180 monthly payments in the case of the CEO-Participant), the Monthly Benefit shall be continued to the Participant’s named beneficiary for the balance of the 120 months (180 months in the case of the CEO-Participant) remaining to be paid at the time of the Participant’s death; provided, however, the 120 month term certain period (180 months in the case of the CEO-Participant) shall be reduced as provided in Section 4.1 if the Participant did not Separate from Service before his Normal Retirement Date.

(b)	If a Participant dies while employed by the Company and prior to the commencement of the payment of benefits under the Plan, the Participant’s named beneficiary shall receive a Monthly Benefit equal to 35% of the Participant’s Monthly Pay; provided, however, if the deceased Participant is the CEO-Participant, the Monthly Benefit payable to such CEO-Participant’s named beneficiary shall be equal to 60% of the CEO-Participant’s Monthly Pay. The Monthly Benefit shall commence within 75 days of the Participant’s death and be payable for 120 months (180 months in the case of the CEO-Participant); provided, however, the 120 month term certain period (180 months in the case of the CEO-Participant) shall be reduced as provided in Section 4.1 if the Participant’s death should occur before his Normal Retirement Date.

(c)	The Participant may designate a beneficiary or beneficiaries to receive any benefits payable under this Plan after the death of the Participant. Such designation, to be effective, shall be in writing, signed by the Participant and delivered to the Committee before the Participant’s death. If a Participant fails to name a beneficiary, or if all named beneficiaries predecease the Participant, then the Participant’s named beneficiary shall be deemed to be the person or persons surviving Participant in the first of the following classes in which there is a survivor, share and share alike:
(i)	The surviving spouse;

(ii)	The Participant’s children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living;

(iii)	The personal representative (executor or administrator) of the Participant’s estate.
(d)	If the Participant’s beneficiary should die after the Participant but before the complete distribution of the death benefit that such beneficiary is entitled pursuant to the Plan, the balance of such benefit shall be paid to any contingent beneficiary designated by the Participant in the beneficiary designation on file with the Committee or, in the absence of the designation of a contingent beneficiary, to the estate of the primary beneficiary.
     4.7 Payment of Benefits. Except as provided in Section 4.5, payment of benefits shall be in equal monthly installments commencing on the first day of the month following the date of payment specified by the Plan. If a Participant does not satisfy the conditions of this Section 4, no benefit shall be payable on the Participant’s account.
     4.8 Tax Withholding. The benefit payments under this Plan shall be subject to all tax payment and withholding requirements of federal, state and local laws, and the Company shall withhold from any benefit payment and remit to the proper governmental agency, all income, FICA or other taxes that are required to be withheld.
Section 5. Funding
This Plan shall be unfunded, except as specifically provided herein. The Participants in this Plan shall be no more than general, unsecured creditors of the Company with regard to the benefits payable pursuant to this Plan. The Company may establish a trust to provide the benefits under this Plan. Such trust shall be subject to all of the provisions of this Plan and shall be the property of the Company, until distributed, and subject to the Company’s general, unsecured creditors and judgment creditors. Such trust shall not be deemed to be collateral security for fulfilling any obligation of the Company to the Participants. The Company may also purchase insurance to fund the benefits provided by the Plan. Such insurance shall be held by and be an asset of the Company (or a trust described herein) and the Participant shall have no rights with respect to such insurance.
Section 6. Claims Procedure
A Participant or Beneficiary who has not received benefits under the Plan that such claimant believes should be paid shall make a claim for such benefits in accordance with the procedures of this Section. Upon receipt of a claim, the Committee shall respond within ninety (90) days after receiving the claim. The Committee may extend the reply period for an additional ninety (90) days for reasonable cause.
Any Participant or Beneficiary whose claim for benefits under the Plan has been denied by the Committee shall receive a written notice setting forth the specific reasons for such denial, a specific reference to Plan provisions on which such denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, and a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974 (‘ERISA’). Thereafter, upon the filing of a written request by such person no later than sixty (60) days after receipt of the written notification of denial, any decision resulting in a denial of a claim may be appealed to the Committee for a full review. In conjunction with the appeal, a claimant or his duly authorized representative may review pertinent documents and may submit written comments, documents, records and other information relating to the claimant’s claim. The Committee will also provide to the claimant, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits.
A decision shall be made by the Committee not later than sixty (60) days after the Plan’s receipt of a request for review unless the Committee notifies the claimant, in writing, of special circumstances requiring an additional amount of time for making the decision, but not to exceed sixty (60) additional days. The notice of any extension shall set forth the special circumstances and the date by which the Committee expects to render its decision. The decision by the Committee on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based. The decision shall also include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claims for benefits and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
Section 7. Miscellaneous
     7.1 Nonalienation of Benefits. No benefit payable under this Plan shall be subject at any time and in any manner, to alienation, sale, transfer, assignment, pledge or encumbrance of any kind. No benefit provided by this Plan shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a

Participant or any other person, nor be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency.
     7.2 Amendment and Termination.
     (a) Amendment. The Board of the Company may at any time amend the Plan in whole or in part; provided, however, that no amendment shall adversely affect the right of a Participant or a Participant’s named beneficiary to a Monthly Benefit to which a Participant was or would have been entitled if the Participant’s employment was terminated immediately prior to the Plan amendment or termination; provided, further, that no amendment shall change or accelerate the payment date(s) for a Monthly Benefit except as may be permitted under Section 409A of the Internal Revenue Code and the Income Tax Regulations and Treasury guidance promulgated thereunder. The Plan may be amended at any time as may be necessary or appropriate to reform the provisions of the Plan to comply with the applicable requirements of Section 409A of the Internal Revenue Code or the Income Tax Regulations and Treasury guidance thereunder to prevent the Plan Benefit from being includable in any Participant’s gross income before being paid pursuant to the Plan or otherwise subject to additional taxes and interest penalties under Section 409A of the Internal Revenue Code.
     (b) Termination of Plan. The Board of the Company may at any time terminate the Plan in its discretion provided that such termination is not made by the Board proximate to a downturn in the financial health of the Company. The Board of the Company may also terminate the Plan upon the occurrence of an event which permits a termination of the Plan under Section 409A of the Internal Revenue Code and the Income Tax Regulations promulgated thereunder, provided all conditions and requirements under said Section 409A and the Income Tax Regulations for such termination are satisfied, including the termination and liquidation of other nonqualified deferred compensation arrangements maintained by the Company as may be required by the Income Tax Regulations for such termination. Upon any such termination, all Participants under the Plan shall be paid an amount equal to the Actuarial Equivalent value of the Monthly Benefit that would have been paid at the Participant’s Normal Retirement Date, using the Participant’s Monthly Pay at the time of termination, multiplied by a fraction, the numerator of which shall be the actual Years of Service (including fractional years) with the Company and the denominator of which shall be the number of Years of Service (including fractional years) that the Participant would have completed had he remained in continuous employment with the Company through the Participant’s Normal Retirement Date. Such amount shall be paid in a single lump sum payment within such period of time as may be required under Section 409A of the Internal Revenue Code and the Treasury Regulations thereto.
     7.3 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, and nothing in this Plan shall be deemed to give a

Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge the Participant at any time.
     7.4 Participation in Other Plans. Nothing contained in this Plan shall be construed to alter, abridge, or in any manner affect the rights and privileges of a Participant to participate in and be covered by any other retirement or welfare benefit plan which the Company now or hereafter sponsors: provided, however, in no event shall any amounts deferred under the Plan be considered as compensation for purposes of determining benefits under the Company’s other employee benefit plans unless the terms of such Plan expressly include such deferrals or benefits as compensation.
     7.5 Incompetent Payee. In the event that it shall be found upon evidence satisfactory to the Committee that any Participant or beneficiary to whom a benefit is payable under this Plan is unable to care for his or her affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Company and the Committee, to the spouse or other person deemed by the Committee to have incurred expense for such Participant or beneficiary. Any such payment shall be a payment for the account of the Participant or beneficiary and shall be a complete discharge of any liability of the Company therefor.
     7.6 Applicable Law. The Plan and all rights hereunder shall be governed by the laws of Nebraska.

Professional Veterinary Products, Ltd.
By:	/s/ Steve Price
President

By:	/s/ Tom Latta, D.V.M.
Secretary

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